YTXP Corporation Announces Consummation of Reverse
Merger with Texas Prototypes, Inc.

Thursday May 4, 2006

RICHARDSON, TX--(MARKET WIRE)--May 4, 2006 -YTXP Corporation (F/K/A Stock Market Solutions, Inc.) (OTCBB: YTXO) announced today the completion of the acquisition of Texas Prototypes, Inc. (TXP) in a reverse merger transaction as of April 28, 2006. Shareholders of TXP were issued common stock equal to 94.7% of the issued and outstanding stock of YTXP Corporation on May 4, 2006.

Following the closing of the Merger Agreement, TXP will merge with TP Acquisition Corp. and operate as YTXP Corporation until ultimately changing the name of the Company to TXP Corporation. TXP's Chief Executive Officer, Michael C. Shores, will assume leadership of the Company.

The current Board of Directors and Executive Officers of the Company shall resign and the vacancies created thereby shall be filled by Michael C. Shores, CEO of TXP, and Robert Bruce, CFO of TXP, within 10 business days.

After closing, the Company's primary business model will focus on the pre-manufacturing services segment of the electronics industry supporting original equipment manufacturers, original design manufacturers, contract manufacturers and new technology innovators.

About TXP-Texas Prototypes

TXP-Texas Prototypes, based in Richardson, Texas, is a global provider of Pre-Manufacturing Services for the electronics industry, supporting original equipment manufacturers, original design manufacturers, contract manufacturers and new technology innovators. The Company excels in both design and supply chain solutions services for new product development which include PCB layout, signal integrity analysis, prototyping and quick-turn electronic assembly, new product introduction, pilot production, material supply chain development as well as the transfer of product build data into production. TXP's core technology focus is on complex printed circuit board assemblies for high speed, digital, analog, and RF technologies and other industries that require complementary service requirements. By working closely with our customers' engineering groups and being highly responsive to their requirements throughout the design processes, TXP believes that it can be an integral part of its customers' operations, accelerate their time-to-market and time-to-volume production and reduce their overall product costs. TXP has three operating divisions that build on its core Design for Manufacturability foundation: TXP-Texas Prototypes, Photonics, and Packaging. For more information visit www.texasprototypes.com, or contact Michael C. Shores, Tel: 214.575.9300.

About Stock Market Solutions

Stock Market Solutions was originally founded to assist professional mutual and hedge fund traders and managers, as well as individual investors, to more skillfully trade in the stock market.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are "forward-looking statements" that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission which may cause actual results, performance and achievements of the company to be materially different from any future results, performance or achievements expressed or implied.

Contact:
Contact:
YTXP Corporation
Investor Relations
214.575.9300

Source: YTXP Corporation